Exhibit (c)(4)

Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

STRICTLY CONFIDENTIAL

Outreach Update
Project Triple Crown

June 2026

ARDEA PARTNERS

Project Triple Crown Outreach Update

Company	Size ($B)[1]	Contacted	Initial Contact	P / BVPS[2]	P / EPS[3] (2026E)
Confirmed Interest					
Whaler	[redacted]	• Executive Vice President, Strategic Development • Head of Strategic Development	✓	[redacted]	[redacted]
Superior	[redacted]	• Chief Executive Officer • Chief Financial Officer	✓	[redacted]	[redacted]
Interest To Be Determined					
[redacted]	[redacted]	• [redacted] (Chief Financial Officer, International) • [redacted] (Chief Executive Officer, [redacted] Property & Casualty)	*Targeting week of June 8th*	[redacted]	[redacted]
Declined Interest					
[redacted]	[redacted]	• [redacted] (Member of Board of Management)	✓	[redacted]	[redacted]
[redacted]	[redacted]	• [redacted] (Chief Executive Officer)	✓	[redacted]	[redacted]
[redacted]	[redacted]	• [redacted] (Managing Executive Director) • [redacted] (Managing Executive Director) • [redacted] (Executive Officer) • [redacted] (Group Leader, International) • [redacted] (Co-Head of International)	✓	[redacted]	[redacted]
[redacted]	[redacted]	• [redacted] (Head of Corporate Development) • [redacted] (Head of Corporate Finance and Mergers and Acquisitions)	✓	[redacted]	[redacted]
[redacted]	[redacted]	• [redacted] (Head of Mergers and Acquisitions)	✓	[redacted]	[redacted]
[redacted]	[redacted]	• [redacted] (Chief Executive Officer of [redacted])	✓	[redacted]	[redacted]
[redacted]	[redacted]	• [redacted] (Head of Investor Relations and Mergers and Acquisitions) • [redacted] (Chief Executive Officer of [redacted])	✓	[redacted]	[redacted]
[redacted]	[redacted]	• [redacted] (Chief Executive Officer)	✓	[redacted]	[redacted]
[redacted]	[redacted]	• [redacted] (Executive Vice President, Acquisitions and Corporate Development) • [redacted] (Vice President, Acquisitions and Corporate Development)	✓	[redacted]	[redacted]

Source: Public filings, FactSet, S&P Global Market Intelligence. Market data as of May 29, 2026.
[1] Represents market capitalization unless footnoted otherwise. [2] Book Value per Share. [3] Earnings per Share. [redacted]

Disclaimer

Ardea Partners LP and Ardea Partners International LLP (collectively, "Ardea") has prepared and provided these materials and Ardea's related oral presentation (collectively, the "Confidential Information") solely for the information and assistance of the recipient organization (the "Company") solely in connection with its consideration of the matters referred to herein. Without Ardea's prior written consent, the Confidential Information, and Ardea's preparation and provision of such Confidential Information, may not be used for any other purpose or reproduced, retransmitted, disclosed or otherwise referred to in any manner. All inquiries relating to the Confidential Information should be directed to representatives of Ardea.

This document (a) is not an offer or invitation by Ardea, any party referenced in the Confidential Information or any of their respective affiliates to purchase or sell securities or assets, whether in relation to a potential transaction or otherwise, (b) does not constitute any form of commitment or recommendation by Ardea, any party referenced in the Confidential Information or any of their respective affiliates and (c) does not form the basis of any contractual or other agreement in relation to a potential transaction.

The Confidential Information (a) is for discussion purposes only and (b) speaks only as of the date it is given or otherwise noted herein, reflecting prevailing economic, monetary, market and other conditions as in effect on, and the information made available to Ardea as of, such date. Ardea assumes no responsibility for updating or revising the Confidential Information. The views expressed herein are subject to change based upon a number of factors, including economic, monetary, market and other conditions and the respective business and prospects of the parties referenced herein, the Company and any prospective counterparty. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses, and Ardea does not assume responsibility if future results are materially different from those forecast. The Confidential Information is incomplete without reference to, and should be viewed solely in conjunction with, the oral briefing provided by Ardea, if any.

The Confidential Information has been prepared using publicly available information and may include information contained in reports and materials that are not publicly available. Ardea does not assume responsibility for and has relied on, without independent verification, the accuracy and completeness of such information. Ardea does not provide advice for tax, legal, actuarial, regulatory or accounting matters. None of Ardea, any party referenced herein nor any of their respective affiliates make any express or implied representation or warranty as to the accuracy or completeness of the information contained herein and each expressly disclaims any and all liability which may be based on the information contained herein or omitted here from.

Ardea and its affiliates and/or their respective employees, as well as investment funds in which any of them may have a financial interest, may at any time, directly or indirectly, hold long or short positions and may trade or otherwise effect transactions for their own accounts or the accounts of customers, in debt or equity securities, senior loans and/or derivative products relating to the Company or its affiliates, any party referenced in the Confidential Information and their affiliates or persons that are competitors, customers or suppliers of the Company or any party referenced in the Confidential Information.

Nothing herein or any previous or existing relationship between the Company and Ardea will be deemed to create a fiduciary duty or fiduciary or agency relationship between Ardea and the Company, its security holders, affiliates, employees or creditors.